Exhibit 99.1

DCP Midstream, LP Announces Pricing of $500 Million of Senior Notes

DENVER, July 10, 2018 (GLOBE NEWSWIRE)--DCP Midstream, LP (NYSE: DCP) (the “Partnership”) announced today that its wholly owned subsidiary, DCP Midstream Operating, LP (the “Operating Partnership”), priced an offering of $500 million aggregate principal amount of its 5.375% senior notes due 2025 at a price to the public of 100% of their face value (the “Senior Notes”). The Senior Notes will be fully and unconditionally guaranteed by the Partnership. The offering is expected to close on July 17, 2018, subject to the satisfaction of customary closing conditions.

The Operating Partnership intends to use the net proceeds from this offering to redeem all of its outstanding 9.75% senior notes due March 15, 2019 (the “2019 Notes”), and for general partnership purposes, including the funding of capital expenditures.

J.P. Morgan Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Mizuho Securities USA LLC, MUFG Securities Americas Inc., SunTrust Robinson Humphrey, Inc. and TD Securities (USA) LLC acted as joint book-running managers for the offering. BB&T Capital Markets, a division of BB&T Securities, LLC, PNC Capital Markets LLC, SMBC Nikko Securities America, Inc. and U.S. Bancorp Investments, Inc. acted as co-managers for the offering.

The Senior Notes are being offered and will be sold pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission. This offering is being made only by means of a base prospectus and related prospectus supplement.

Before you invest, you should read the prospectus supplement and accompanying base prospectus in the registration statement for more complete information about this offering. When available, copies of these documents may be obtained from any of the underwriters by contacting: J.P. Morgan Securities LLC c/o Broadridge Financial Solutions by mail at 1155 Long Island Avenue, Edgewood, NY, 11717, or by phone at (866) 803-9204; Barclays Capital Inc. c/o Broadridge Financial Solutions by mail at 1155 Long Island Avenue, Edgewood, NY, 11717, by phone at (888) 603-5847 (toll free), or by email at barclaysprospectus@broadridge.com; Citigroup Global Markets Inc. c/o Broadridge Financial Solutions by mail at 1155 Long Island Avenue, Edgewood, NY, 11717, or by email at prospectus@citi.com; Mizuho Securities USA LLC by mail at 320 Park Avenue, 12th Floor, New York, NY, 10022 Attn: Debt Capital Markets, or by phone at (866) 271-7403; MUFG Securities Americas Inc. by mail at 1221 Avenue of the Americas, 6th Floor, New York, NY, 10020 Attn: Capital Markets Group, or by phone at (877) 649-6848; SunTrust Robinson Humphrey, Inc. by mail at 303 Peachtree Street, NE, Atlanta, GA, 30308 Attn: Prospectus Department, by phone at (800) 685-4786, or by email at STRHdocs@SunTrust.com; or TD Securities (USA) LLC by mail at 31 West 52nd Street, 2nd Floor, New York, NY, 10019 Attn: Debt Capital Markets Syndicate, or by phone at (855) 495-9846.

You may also obtain these documents free of charge by visiting the Securities and Exchange Commission’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This press release also does not constitute an offer to purchase or redeem, or a solicitation of an offer to sell, the 2019 Notes.

ABOUT DCP MIDSTREAM, LP

DCP Midstream, LP (NYSE: DCP) is a midstream master limited partnership headquartered in Denver, Colorado, with a diversified portfolio of gathering and processing assets in addition to logistics and marketing assets. DCP is one of the largest natural gas liquids producers and marketers and one of the largest natural gas processors in the U.S. The owner of DCP’s general partner is a joint venture between Enbridge and Phillips 66. For more information, visit the DCP Midstream, LP website at www.dcpmidstream.com.

This press release includes forward-looking statements as defined under the federal securities laws, including statements regarding the intended use of offering proceeds and other aspects of the senior notes offering. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond the control of the Partnership or the Operating Partnership, including market conditions, customary offering closing conditions and other factors described in the base prospectus and accompanying prospectus supplement for the offering. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the actual results of the Partnership or the Operating Partnership may vary materially from what management anticipated, estimated, projected or expected.

Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission and in the base prospectus and related prospectus supplement for the senior notes offering. The statements herein speak only as of the date of this press release. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.

DCP Midstream, LP

Investor Relations:

Irene Lofland

(303) 605-1822

Source: DCP Midstream, LP